Exhibit 14(a)

INDEPENDENT AUDITORS' CONSENT

We consent to the use in the Registration Statement File No. 811-4264 on Form N-14 of Merrill Lynch California Municipal Bond Fund (the "Fund") of Merrill Lynch California Municipal Series Trust of our report dated September 29, 2000 appearing in the August 31, 2000 Annual Report of the Fund. We also consent to the reference to us under the captions "COMPARISON OF THE FUNDS - Financial Highlights-CALIFORNIA FUND" and "EXPERTS" appearing in the Joint Proxy Statement and Prospectus, which is a part of this Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey
March 23, 2001